                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-KA
                                 Amendment No. 1

                                 Current Report
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

   Date of Report (Date of earliest event reported): May 8, 1998 Closing Date

                       VALUE CITY DEPARTMENT STORES, INC.
             (Exact name of registrant as specified in its charter)

                                      OHIO
                 (State or other jurisdiction of incorporation)

            1-10767                                   NO. 31-1322832
 (Commission File Number)                   (IRS Employer Identification No.)

 3241 WESTERVILLE ROAD, COLUMBUS, OHIO                            43224
(Address of principal executive offices)                      (Zip Code)

                                 (614) 471-4722
              (Registrant's telephone number, including area code)

ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS

         (a)      Financial Statements.

         The following financial statements for the acquired business are filed herewith:

                  Shonac Corporation and Subsidiary: Report on Audits of Consolidated Financial Statements for the fiscal years Ended January 3, 1998 and January 4, 1997.

                  Shonac Corporation and Subsidiary: Consolidated Financial Statements for the three months ended April 4, 1998 and April 5, 1997 (unaudited).

         (b)      Pro Forma Financial Information.

         The following unaudited proforma condensed consolidated financial statements are filed with this report:

                  Pro Forma Condensed Consolidated Balance Sheet as of May 2,
                  1998

                  Pro Forma Condensed Consolidated Statements of Income;
                           Nine Months Ended May 2, 1998
                           Fiscal Year Ended August 2, 1997

         (c)      Exhibits.

              2.1* Stock Purchase Agreement entered into as of May 1, 1998 between the Company and Schottenstein Stores Corporation ("SSC") and Nacht
                    Management Inc.

              2.2* Asset Purchase Agreement entered into as of May 1, 1998 between the Company and Valley Fair Corporation, an affiliate of SSC.

              23    Consent of PricewaterhouseCoopers LLP


              * Included with, and incorporated herein by reference to, the Registrant's Current Report on Form 8-K dated May 8, 1998.

SIGNATURES
 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   VALUE CITY DEPARTMENT STORES, INC.
                                                (Registrant)

                                   By /s/ Robert M. Wysinski
                                     -------------------------------------------
                                      Robert M. Wysinski, Senior Vice President,
                                      Chief Financial Officer, Treasurer
                                      And Secretary *


Date: July 21, 1998
--------------------------------------------------------------------------------
* Mr. Wysinski is the principal financial officer and has been duly authorized to sign on behalf of the registrant.

                        SHONAC CORPORATION AND SUBSIDIARY
              REPORT ON AUDITS OF CONSOLIDATED FINANCIAL STATEMENTS

         for the fiscal years ended January 3, 1998 and January 4, 1997

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Stockholders and
the Board of Directors of
Shonac Corporation

We have audited the accompanying consolidated balance sheets of Shonac Corporation and Subsidiary as of January 3, 1998 and January 4, 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended January 3, 1998 and January 4, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Shonac Corporation and Subsidiary as of January 3, 1998 and January 4, 1997 and the results of their operations and their cash flows for the years ended January 3, 1998 and January 4, 1997 in conformity with generally accepted accounting principles.



/s/COOPERS & LYBRAND L.L.P.

Columbus, Ohio
March 13, 1998

                        SHONAC CORPORATION AND SUBSIDIARY


     CONSOLIDATED BALANCE SHEETS, as of January 3, 1998 and January 4, 1997
                                    --------

                                     ASSETS

Current assets:                                         1997             1996
                                                   ------------     ------------
     Accounts and notes receivable:
          Affiliates (Note 6)                      $  1,078,403     $     27,381
          Other                                         885,866        1,298,635
     Inventories  (Note 1)                           79,664,615       65,986,945
     Prepaid expenses and advances                      580,818          214,102
     Deferred taxes                                   6,012,615        4,993,951
                                                   ------------     ------------
                 Total current assets                88,222,317       72,521,014
                                                   ------------     ------------

Notes receivable:
           Affiliates  (Note 6)                       1,195,707          956,262
                                                   ------------     ------------


Property and equipment, at cost (Note 1):
     Fixtures and equipment                          12,734,272       13,273,373
     Leasehold improvements                          13,753,077       10,581,981
     Building and improvements                          681,185          694,422
                                                   ------------     ------------
                                                     27,168,534       24,549,776
          Less accumulated depreciation
               and amortization                      11,822,466       11,561,053
                                                   ------------     ------------
                                                     15,346,068       12,988,723
    Fixtures in progress                                178,728          115,908
    Land                                                125,041          125,041
                                                   ------------     ------------
                                                     15,649,837       13,229,672
                                                   ------------     ------------

Deferred taxes                                          977,966          743,900
Other assets  (Note 6)                                3,433,575        3,196,038
                                                   ------------     ------------
                                                   $109,479,402     $ 90,646,886
                                                   ============     ============





                                    Continued

                                    --------

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                         1997            1996
                                                         ----            ----

Current liabilities:
     Notes payable, bank                             $  5,800,000   $  5,100,000
     Notes payable, affiliate                                            261,746
     Accounts payable, trade                           37,321,698     27,052,722
     Federal income taxes payable                       1,098,778      1,420,508
     Payable to affiliate  (Note 6)                     4,934,031      4,491,589
     Accrued expenses                                   4,702,355      6,123,425
                                                     ------------   ------------
         Total current liabilities                     53,856,862     44,449,990
                                                     ------------   ------------


Other liabilities                                         341,158        227,158
                                                     ------------   ------------


Stockholders' equity:
     Common stock, no-par value, $1.00
          stated value;  500 shares authorized,
          410.5048 shares issued and
          outstanding                                         411            411

     Capital contributed in excess of
          stated value                                    674,690        674,690
     Retained earnings                                 54,606,281     45,294,637
                                                     ------------   ------------
          Total stockholders' equity                   55,281,382     45,969,738
                                                     ------------   ------------

                                                     $109,479,402   $ 90,646,886
                                                     ============   ============







                     The accompanying notes are an integral
                 part of the consolidated financial statements.

                        CONSOLIDATED STATEMENTS OF INCOME

             for the years ended January 3, 1998 and January 4, 1997
                                    --------

                                                    1997                1996
                                                    ----                ----

Net sales                                       $ 299,397,124      $ 248,181,393

Cost of sales                                     180,125,587        146,991,973
                                                -------------      -------------
                                                  119,271,537        101,189,420

Selling and administrative expenses               103,889,406         88,849,936
                                                -------------      -------------
                                                   15,382,131         12,339,484
                                                -------------      -------------

Interest expense, net                                 867,226            696,979
                                                -------------      -------------

         Income before income taxes                14,514,905         11,642,505
                                                -------------      -------------

Income taxes  (Notes 1 and 4):
   Federal:
     Current                                        5,475,000          3,711,034
     Deferred                                      (1,049,920)           466,783
                                                -------------      -------------
                                                    4,425,080          4,177,817
                                                -------------      -------------
   State and local:
     Current                                          980,991            746,402
     Deferred                                        (202,810)            42,067
                                                -------------      -------------
                                                      778,181            788,469
                                                -------------      -------------

                                                    5,203,261          4,966,286
                                                -------------      -------------


           Net income                           $   9,311,644      $   6,676,219
                                                =============      =============





                     The accompanying notes are an integral
                 part of the consolidated financial statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

             for the years ended January 3, 1998 and January 4, 1997
                                    --------

                                                  Capital
                                                  Contributed
                                                  in Excess
                                    Common        of Stated                Retained
                                    Stock         Value                    Earnings             Total
                                    -----         ---------             -------------         ------------

Balance, December 31,
     1996                            $411         $674,690               $38,618,418          $39,293,519

    Net income                                                             6,676,219            6,676,219
                                    -----         --------              -------------         ------------

Balance, January 4,
     1997                             411          674,690                45,294,637           45,969,738

    Net income                                                             9,311,644            9,311,644
                                    -----         --------              ------------          -----------

Balance, January 3,
     1998                            $411         $674,690               $54,606,281          $55,281,382
                                     ====          =======               ===========          ===========











                     The accompanying notes are an integral
                 part of the consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

             for the years ended January 3, 1998 and January 4, 1997
                                    ---------

                                                            1997            1996
                                                        ------------    ------------

Cash provided from operating activities:
     Net income                                         $  9,311,644    $  6,676,219
     Adjustments to reconcile net income
          to net cash (used in) provided by operating
          activities:
       Depreciation and amortization                       3,030,851       2,526,971
       Deferred income taxes                              (1,252,730)        508,850
       Loss on disposal of property and
          equipment                                          363,934         165,930
       Change in assets and liabilities:
         Accounts and notes receivable                      (638,253)       (572,190)
         Inventories                                     (13,677,670)    (17,524,645)
         Prepaid expenses and advances                      (366,716)       (125,445)
         Accounts payable, trade                          11,917,976       5,197,810
         Federal income taxes payable                       (321,730)        380,156
         Payable to affiliate                                442,442       2,074,151
         Accrued expenses                                 (1,421,070)       (171,699)
         Other  liabilities                                  114,000         127,158
                                                        ------------    ------------
         Net cash provided by (used in) operating
             activities                                    7,502,678        (736,734)
                                                        ------------    ------------


Cash flows from financing activities:
     Cash overdraft                                       (1,649,000)      2,395,000
    (Decrease) increase in note payable - affiliate         (261,746)        261,746
     Increase in note payable - bank                         700,000       5,100,000
                                                        ------------    ------------
     Net cash (used) provided by financing
                 activities                               (1,210,746)      7,756,746
                                                        ------------    ------------



                                    Continued

                                   ----------


                                                   1997              1996
                                                   ----              ----

Cash flows from investing activities:
     Additions to property and equipment        $(6,121,900)   $(8,161,433)
     Increase in other assets                      (237,537)      (356,014)
     Proceeds from sale of property and
         equipment                                  306,950        183,176
     Increase in notes receivable                  (239,445)      (315,729)
                                                -----------    -----------
          Net cash used for investing
                 activities                      (6,291,932)    (8,650,000)
                                                -----------    -----------

          Change in cash and cash equivalents         - 0 -     (1,629,988)
Cash and cash equivalents, beginning
     of year                                          - 0 -      1,629,988
                                                -----------    -----------
Cash and cash equivalents,
     end of year                                       -0 -    $      -0-
                                                ===========    ===========
Supplemental disclosures of cash
     flow information:
   Cash paid for interest                       $   994,767    $   557,578
                                                ===========    ===========

    Income taxes paid                           $ 6,848,677    $ 3,956,901
                                                ===========    ===========





                     The accompanying notes are an integral
                 part of the consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    ---------


1.       SUMMARY OF ACCOUNTING POLICIES:

         The following is a summary of certain significant accounting policies followed in the preparation of the consolidated financial statements. The policies conform to generally accepted accounting principles and have been consistently applied. Other significant accounting policies are disclosed in other notes to the consolidated financial statements.

                  FISCAL YEAR:

                  The fiscal year 1996 is the 53-week reporting period ended January 4, 1997. The fiscal year 1997 is the 52-week reporting period ended January 3, 1998. To conform with the retail industry practice, the Company is using the National Retail Federation's (NRF) monthly periods.

                  ORGANIZATION:

                  Shonac Corporation and Subsidiary (The Company) operates retail shoe stores and licensed departments. The Company is affiliated with Schottenstein Stores Corporation, which owns 50% of the Company's common stock.

                  PRINCIPLES OF CONSOLIDATION:

                  The consolidated financial statements include the accounts of Shonac Corporation and its subsidiary. All significant intercompany transactions are eliminated.

                  CASH AND CASH EQUIVALENTS:

                  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At January 3, 1998, and January 4, 1997, there were no significant concentrations of cash deposited with any single commercial bank.

                  INVENTORIES:

                  Merchandise inventories are valued at the lower of cost or market, using the retail method.

                                    Continued

                                     -------


                  PROPERTY AND EQUIPMENT:

                  Depreciation and amortization are recognized using the straight-line method in amounts adequate to amortize costs over the estimated useful lives of the respective assets. Fixtures and equipment are generally depreciated over 5-10 years. Leasehold improvements are amortized over the shorter of the lease term, including renewal options, or the estimated life of the improvement, not to exceed 10 years. The building is depreciated over 31-1/2 years.

                  Expenditures for maintenance, repairs and minor renewals are charged to operating expenses as incurred; major renewals and betterments are capitalized. Items of property and equipment disposed of are removed from the asset and accumulated depreciation or amortization accounts, and any profit or loss from disposition is included in operations.

                  INCOME TAXES:

                  The Company uses Statement of Financial Accounting Standards
                  (SFAS) No. 109, Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of the assets and liabilities using enacted tax rates.

                  ADVERTISING:

                  The Company expenses advertising costs as incurred. Advertising expense was $13,891,747 in 1997 and $11,145,000 in 1996.

                  COMPENSATED ABSENCES:

                  The Company accounts for the cost of vacation and sick pay over the period the related employee services are performed.



                                    Continued

                                     -------

                  PRE-OPENING AND CLOSING EXPENSES:

                  Expenses incurred in connection with the opening of new stores are charged to expense as incurred. Costs associated with the closing of operating units are provided when management determines to close such units. Direct costs associated with the closing of retail units charged against income were $- 0 - in 1997 and $730,000 in 1996 and are included in selling and administrative expenses. As of January 3, 1998 and January 4, 1997, the aggregate reserves for closing costs were $965,000 and $1,985,000, respectively, and are included in accrued expenses.

                  During 1997 and 1996, three and four retail units, respectively, were closed with aggregate sales of approximately $2,306,000 in 1997 and $2,909,000 in 1996. An additional three retail units, with aggregate 1997 sales of $3,579,583, are scheduled to be closed during 1998.

                  ESTIMATES:

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                  ADOPTION OF NEW ACCOUNTING STANDARD:

                  During March 1995, the Financial Accounting Standards Board issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of. The statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that full recoverability is questionable. Management evaluates the recoverability of long-lived assets and several factors are used in the valuation including, but not limited to, management's plans for future operations, recent operating results and projected cash flows. The Company adopted SFAS No. 121 in 1996, the adoption of which did not have a material effect on the results of operations or financial condition.

                                    Continued

                                    --------
         RECLASSIFICATIONS:

         Certain prior-year amounts have been reclassified to conform to the current-year financial statement presentation.

2.       NOTES PAYABLE, BANK:

         At January 3, 1998 and January 4, 1997, the Company had a $30,000,000 and $20,000,000, respectively, unsecured line of credit, due on demand bearing interest either at prime (8.50% at January 3, 1998 and 8.25% at January 4, 1997) or LIBOR plus 2%. The outstanding balance on the line was $5,800,000 at January 3, 1998 and $5,100,000 at January 4, 1997.

3.       LEASES:

         The Company's policy for financial accounting and reporting for lease agreements is consistent with the standards established by the Financial Accounting Standards Board. The Company has leases covering real property and equipment, some of which contain renewal options. The leases generally provide that the Company shall pay for insurance, taxes and maintenance. Some of the leases provide for contingent rentals determined on the basis of percentage of sales and some leases have escalation clauses. Management expects that, in the normal course of business, leases that expire will be renewed.

         In addition, the Company has license agreements for licensed departments based on a percentage of sales with various adjustments for such costs as payroll and advertising.

         The future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms longer than one year as of January 3, 1998 are as follows:

         Fiscal                               Operating                Sublease              Net
          Year                                Leases                   Rentals           Obligation
         ------                               ---------                --------          ----------

         1998                              $  14,000,096          $      72,000         $    13,928,096
         1999                                 15,309,963                 72,000              15,237,963
         2000                                 14,335,548                 60,000              14,275,548
         2001                                 13,380,899                                     13,380,899
         2002                                 11,865,137                                     11,865,137
         Later years                          85,693,374                                     85,693,374
                                           -------------          -------------         ---------------
            Total minimum lease
                payments                   $ 154,585,017         $      204,000         $   154,381,017
                                           =============         ==============         ===============

                                    Continued

                                    --------

         Composition of rental expense for the years ended January 3, 1998 and January 4, 1997 is as follows:

                                                                1997                       1996
                                                                ----                       ----
         Minimum and monthly rentals                           $10,062,988               $  6,253,593
         Contingent rentals                                        465,446                    175,578
         Licensed department license fees                       16,923,176                 14,817,645
         Sublease rentals                                          (72,000)                   (94,167)
                                                               -----------                -----------
                                                               $27,379,610               $ 21,152,649
                                                               ===========                ===========

4.       INCOME TAXES:

         At January 3, 1998 and January 4, 1997, the Company had net deferred tax assets of $6,990,000 and $5,737,851, respectively.

         Deferred assets reflect the tax benefit of temporary differences arising from basis differences in property and equipment, inventory, store closing reserves and state and local tax accruals.

         Effective tax rates differ from the anticipated statutory federal income tax rate of 34%. Reconciliation between the statutory federal tax rate and the effective tax rates based upon pretax income is as follows:

                                                                       1997                    1996
                                                                       ----                    ----

         Statutory rate                                                 34.0%                  34.0%
         Increase (decrease) in taxes resulting from:
           State and local taxes, net                                   (2.0)                  (1.8)
           Non-deductible meals expense                                   .3                    1.0
           Officers' life insurance premiums                             (.1)                    .3
           Other                                                          .2                     .3
                                                                      ------                 ------
         Subtotal                                                       32.4                   33.8
           Deferred tax account estimate adjustments                    (2.0)                   2.1
                                                                      ------                 ------
         Effective tax rate - federal                                   30.4                   35.9
         Effective tax rate - state                                      5.4                    6.8
                                                                       -----                  -----
                                                                        35.8%                  42.7%
                                                                        ====                   ====





                                    Continued

                                    -------

5.       RETIREMENT PLAN:

         The Company participates in a 401(k) savings plan (the Plan) sponsored by Schottenstein Stores Corporation, a related party (see Note 6). Full-time employees who have attained twenty and one-half years of age and have completed one year of service can contribute up to 15 percent of their salaries to the Plan on a pretax basis, subject to the IRS limitations. The Company will match up to three percent of the participant's eligible compensation. Additionally, the Company contributes a discretionary profit sharing amount to the Plan each year. Expenses incurred under the Plan were $191,000 in 1997 and $144,000 in 1996.



6.       RELATED PARTY TRANSACTIONS:

         Schottenstein Stores Corporation (SSC), an affiliate, and various corporations and partnerships owned and controlled by the Schottenstein family are parties to numerous licenses and lease transactions with the Company.

         Nacht Management Company Limited Partnership (NM), an affiliate, provides management and/or consulting services for the Company. The Company pays NM 3.5% of their wholesales sales, 3% of their retail sales, and 30% of income before taxes for the services provided. Effective August 1, 1997, the fees charged to the Company were changed to 2.25% of wholesale sales, 2.25% of retail sales and 30% of income before taxes for the services provided. In addition, certain administrative services are provided to the Company by SSC.













                                    Continued

                                     ------




         Significant related party transactions for the years ended January 3, 1998 and January 4, 1997 are as follows:

                                                       1997           1996
                                                       ----           ----

         Leased department license
                  fees to SSC                       $16,923,176   $14,817,645
         Management fees to NM                       14,290,049    13,129,648
         Administrative fees charged
                  by SSC                              2,120,264     2,008,682
         Insurance costs charged
                  by SSC                                760,356       662,591
         Interest expense to related
                  parties                                62,314         8,779
         Interest income from related
                  parties                                   853         1,366
         Rental income from NM                          727,198       723,851

         Balances due to and from related parties at January 3, 1998 and January
         4,1997 are as follows:

                                                           1997          1996
                                                    -----------   -----------

         Net payable to SSC                                       $   468,566
         Net receivable from SSC                    $ 1,064,537
         Receivable from officers,
                  employees and
                  shareholders                           13,866       983,643
         Security deposit with NM,
                  included in other assets              500,000       500,000
         Net payable to NM                            4,836,501     3,972,170
         Note payable, affiliate                                      261,746
         Payable to employees                            97,497        50,853




                                    Continued

                                     ------


         The Company paid life insurance premiums on behalf of certain of its shareholders during 1997 and 1996. Such premiums are to be reimbursed to the Company from the proceeds of the related insurance policies upon the death of an officer/shareholder. The Company had recorded these payments as noninterest-bearing notes receivable from shareholders as follows:

                                                                 January 3,            January 4,
                                                                   1998                  1997
                                                                 --------              ---------
         Noninterest bearing notes                               $2,789,000           $  2,326,000
         Less unamortized discount
                  based on imputed interest
                  rate of 8.50%                                   1,593,000              1,370,000
                                                                -----------             ----------
                           Notes receivable less
                           unamortized discount                 $ 1,196,000            $   956,000
                                                                ===========            ===========

7.       LITIGATION:

         The Company is involved in several claims in the ordinary course of business. Management, after discussion with counsel, is of the opinion that the claims will be resolved without significant impact to the financial condition or operations of the Company.

8.       LETTERS OF CREDIT:

         Letters of credit are conditional commitments issued on behalf of customers to pay third parties in accordance with specified terms and conditions. At January 3, 1998 and January 4, 1997, the Company had outstanding letters of credit of $5,129,000 and $4,872,000, respectively, not reflected in the accompanying consolidated financial statements.









                                    Continued

                                     ------


9.       DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

         The following method and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

         Current assets and current liabilities

         The carrying value of accounts receivable, accounts payable, accrued expenses, and notes payable approximates fair value because of their short maturity.

10.      SUBSEQUENT EVENT:

         On March 12, 1998, the Company announced that a letter of intent has been signed by its shareholders that provides that all of the outstanding common shares of the Company's stock will be purchased by Value City Department Stores, Inc., an affiliate of SSC.

         The purchase price related to this transaction is $100 million. The acquisition is subject to the execution of definitive agreements and approval by the Buyer's independent directors.

                        SHONAC CORPORATION AND SUBSIDIARY
                        CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)
             for the quarters ended April 4, 1998 and April 5, 1997

                        SHONAC CORPORATION AND SUBSIDIARY

       CONSOLIDATED BALANCE SHEETS, as of April 4, 1998 and April 5, 1997
                                   (unaudited)
                                    --------

                                                      1998           1997
                                                      ----           ----
ASSETS

Current assets:
     Accounts and notes receivable:
          Affiliates                              $  3,636,466   $  2,780,592
          Other                                      1,713,454        619,107
     Inventories                                    97,444,884     68,781,768
     Prepaid expenses and advances                     865,205        222,978
     Deferred taxes                                  6,082,823      4,985,650
                                                  ------------   ------------
            Total current assets                   109,742,832     77,390,095

Property and equipment, net                         15,882,891     14,908,587
Deferred taxes                                       1,158,634        949,649
Notes receivable, affiliate                          1,232,719      1,082,435
Other assets                                         3,533,346      3,280,735
                                                  ------------   ------------
            Total assets                          $131,550,422   $ 97,611,501
                                                  ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Notes payable, bank                          $ 22,500,000   $ 16,451,056
     Accounts payable, trade                        45,404,756     24,713,295
     Federal income taxes payable                      941,363        814,111
     Payable to affiliate                              753,531        941,649
     Accrued expenses                                5,523,080      7,695,323
                                                  ------------   ------------
         Total current liabilities                  75,122,730     50,615,434
                                                  ------------   ------------

Other liabilities                                      389,253        277,158
                                                  ------------   ------------

Stockholders' equity:
     Common stock, no-par value, $1.00
          stated value;  500 shares authorized,
          410.5048 shares issued and
          outstanding                                      411            411
     Capital contributed in excess of
          stated value                                 674,690        674,690
     Retained earnings                              55,363,338     46,043,808
                                                  ------------   ------------
          Total stockholders' equity                56,038,439     46,718,909
                                                  ------------   ------------
            Total liabilities and
                 stockholders' equity             $131,550,422   $ 97,611,501
                                                  ============   ============

                   The accompanying notes are an integral part
                    of the consolidated financial statements.

                        CONSOLIDATED STATEMENTS OF INCOME

           for the three months ended April 4, 1998 and April 5, 1997
                                   (unaudited)
                                    --------

                                         1998            1997
                                         ----            ----

Net sales                             $72,344,357   $61,459,340

Cost of sales                          45,735,749    38,069,947
                                      -----------   -----------
                                       26,608,608    23,389,393

Selling and administrative expenses    25,165,808    21,933,427
                                      -----------   -----------
                                        1,442,800     1,455,966

Interest expense, net                     179,623       195,043
                                      -----------   -----------

         Income before income taxes     1,263,177     1,260,923

Income taxes                              506,120       511,752
                                      -----------   -----------

           Net income                 $   757,057   $   749,171
                                      ===========   ===========





                   The accompanying notes are an integral part
                    of the consolidated financial statements.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

           for the three months ended April 4, 1998 and April 5, 1997
                                   (unaudited)
                                    --------

                                          Capital
                                        Contributed
                                         in Excess
                            Common       of Stated     Retained
                            Stock          Value      Earnings       Total
                         -----------   -----------   -----------   -----------
Balance, January 4,
    1997                 $       411   $   674,690   $45,294,637   $45,969,738

    Net income                                           749,171       749,171
                         -----------   -----------   -----------   -----------

Balance, April 5, 1997   $       411   $   674,690   $46,043,808   $46,718,909
                         ===========   ===========   ===========   ===========

Balance, January 3,
    1998                 $       411   $   674,690   $54,606,281   $55,281,382

    Net income                                           757,057       757,057
                         -----------   -----------   -----------   -----------

Balance, April 4,
    1998                 $       411   $   674,690   $55,363,338   $56,038,439
                         ===========   ===========   ===========   ===========











                   The accompanying notes are an integral part
                    of the consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

           for the three months ended April 4, 1998 and April 5, 1997
                                   (unaudited)
                                    ---------

                                                                         1998                1997
                                                                         ----                ----

Cash provided from operating activities:
     Net income                                                           $757,057             $749,171
     Adjustments to reconcile net income
          to net cash (used in) provided by operating
          activities:
       Depreciation and amortization                                       815,459              403,824
       Deferred income taxes                                              (250,876)            (197,448)
       Change in assets and liabilities:
         Accounts and notes receivable                                  (3,385,651)          (2,073,683)
         Inventories                                                   (17,780,269)          (2,794,823)
         Prepaid expenses and advances                                    (284,386)              (8,876)
         Accounts payable, trade                                         6,035,900           (2,667,334)
         Federal income taxes payable                                     (157,415)            (606,397)
         Payable to affiliate                                           (4,180,500)          (3,499,087)
         Accrued expenses                                                  820,725            1,521,045
         Other  liabilities                                                 48,095               50,000
                                                                     -------------        -------------
         Net cash used in operating
            activities                                                 (17,561,861)          (9,123,608)
                                                                       -----------          -----------


Cash flows from financing activities:
     Cash overdraft                                                      2,047,158               66,160
     Increase in note payable - bank and affiliate                      16,700,000           11,351,056
                                                                        ----------           ----------
         Net cash provided by financing activities                      18,747,158           11,417,216
                                                                        ----------           ----------

Cash flows from investing activities:
     Additions to property and equipment                                (1,048,514)          (2,082,739)
     Increase in other assets                                              (99,771)             (84,697)
     Increase in notes receivable                                          (37,012)            (126,172)
                                                                      -------------         -----------
          Net cash used for investing
                 activities                                             (1,185,297)          (2,293,608)
                                                                       -----------           ----------

          Change in cash and cash equivalents                                - 0 -                - 0 -

Cash and cash equivalents, beginning
     of year                                                                 - 0 -                - 0 -
                                                                     -----------------      ------------
Cash and cash equivalents,
     end of period                                                   $       - 0 -           $    - 0 -
                                                                     ================        ==========

                   The accompanying notes are an integral part
                    of the consolidated financial statements.

                               SHONAC CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE MONTHS ENDED APRIL 4, 1998 AND APRIL 5, 1997


1.       BASIS OF PRESENTATION

         The accompanying consolidated financial statements include the accounts of Shonac Corporation (Shonac) and its wholly owned subsidiary. These entities are herein referred to collectively as the "Company." The Company operates the shoe departments in a full-line off-price department store chain and also operates free standing shoe stores under the name of "DSW Shoe Warehouse" and "Crown Shoes."

         The interim consolidated financial statements are unaudited and accordingly, should be read in conjunction with the financial statement disclosures contained in the audited Consolidated Financial Statements for the fiscal years ended January 3, 1998 and January 4, 1997. In the opinion of management, the accompanying consolidated financial statements reflect all adjustments necessary (which are of a normal recurring nature) to present fairly the financial position and results of operations and cash flows for the interim periods presented, but are not necessarily indicative of the results of operations for a full fiscal year.

2.       INCOME TAXES

         The effective tax rate for the three months ended April 4, 1998 was 40.0%. The effective tax rate for the three months ended April 5, 1997 was 40.6%. The 0.6% reduction is due to the utilization of tax credit carry forwards.

3.       YEAR 2000 COMPLIANCE

         The Company's merchandise, warehouse management and general ledger systems are not yet year 2000 compliant. The Company intends to replace its merchandise system with purchased software which is year 2000 compliant. The total cost of the new systems will be approximately $1.2 million and implementation is scheduled for 1999. Program modifications to make the warehouse management system year 2000 compliant are scheduled for fall of 1998 and will cost approximately $0.1 million. The general ledger package will become year 2000 compliant after a standard upgrade is completed in fall of 1998 at minimal cost.

         The failure of the Company, Value City Department Stores, Inc., or any of their significant suppliers or business partners to successfully address the year 2000 compliance issue could potentially have a material adverse affect on the business and financial performance of the Company or Value City Department Stores, Inc.

                               SHONAC CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE MONTHS ENDED APRIL 4, 1998 AND APRIL 5, 1997


         This report contains a "forward-looking statement," made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, relating to the Company's expectations concerning the implementation of year 2000 compliant computer systems. Investors are cautioned that such expectations involve risks and uncertainties that could cause actual results to differ materially from the anticipated results, including, without limitations, the possible inability to
         completely or successfully instal such systems on a timely     basis,
         and other risks detailed in other filings with the Securities and Exchange Commission by Value City Department Stores, Inc.

4.       SUBSEQUENT EVENT

         At a closing on May 8, 1998, 99.9% of the common stock of the Company was acquired by Value City Department Stores, Inc. ("VCDS"). The purchase price for the acquisition was $99.9 million. The Company has been the shoe licensee in all VCDS stores since the Company's inception in 1969.

         The acquisition is being accounted for as a purchase and is effective as of May 3, 1998. The Company's $30.0 million credit facility was replaced with participation in VCDS's new $185.0 million unsecured revolving credit facility. The facility has a three-year term and generally bears interest at a floating rate of LIBOR plus 1.5%. The interest rate on $40.0 million has been locked in at a fixed rate of 7.395% for a three-year period under a SWAP agreement. The terms of the credit facility require VCDS to comply with certain restrictive covenants and financial ratio tests; maintain minimum consolidated tangible net worth and consolidated total debt to consolidated adjusted earnings before interest, taxes, depreciation and amortization ratios; and, limits the amount of annual capital expenditures.

                       VALUE CITY DEPARTMENT STORES, INC.
              PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

On May 8, 1998, Value City Department Stores, Inc.(the "Company") purchased 99.9% of the common stock of Shonac Corporation ("Shonac") from Nacht Management, Inc. and Schottenstein Stores Corporation ("SSC"), pursuant to that certain Stock Purchase Agreement, dated as of May 1, 1998. SSC owns approximately 62% of the Company's outstanding common stock. The Company also acquired the store operations of Valley Fair Corporation ("Valley Fair") from SSC. Shonac has operated, as Licensee, the shoe departments in the Company's department stores since Shonac's inception in 1969. Shonac also operates a chain of free-standing retail shoe outlets located throughout the United States, principally under the name DSW Shoe Warehouse. Valley Fair operates two department stores located in Irvington and Little Ferry, New Jersey. The Company has been a licensee of certain departments in these two stores for 18 years. The negotiated purchase price for Shonac and Valley Fair was $108.4 million. The acquisitions, effective as of May 3, 1998, were funded by cash provided by operations and approximately $87.9 million from the Company's new long-term revolving bank credit facility. The aggregate amount available under the bank facility is $185.0 million.

The pro forma condensed consolidated balance sheet as of May 2, 1998 assumes the acquisitions took place on that date and is based on the Company's unaudited historical balance sheet, as reported on Form 10-Q for the respective period, and Shonac's and Valley Fair's unaudited historical balance sheets as of May 2, 1998. The pro forma adjustments eliminate the Shonac and Valley Fair assets and liabilities not acquired, record the pro forma purchase price of $108.4 million and allocate the pro forma purchase price to the assets acquired and the liabilities assumed based on their estimated fair market values on date of acquisition. The pro forma adjustments relating to the acquisition represent the Company's preliminary determinations of purchase accounting adjustments based on available information and certain assumptions that the Company considers reasonable under the circumstances. The acquisition has been accounted for under the purchase method of accounting.

The pro forma condensed consolidated statement of income for the nine months ended May 2, 1998 includes the Company's unaudited historical statement of income, as reported on Form 10-Q for the respective period, and Shonac's and Valley Fair's unaudited historical statements of income for the nine months ended May 2, 1998. Shonac's statement of income was derived from its historical statement of income for the year ended January 3, 1998 and its unaudited historical statement of income for the three months ended April 4, 1998 (copies included with this filing) adjusted for the appropriate number of months needed to present a comparable period with that of the Company. The pro forma condensed consolidated statement of income for the year ended August 2, 1997 includes the Company's audited historical results, as reported on Form 10-K405 for the respective period, and Shonac's and Valley Fair's unaudited historical statements of income for the twelve months ended August 2, 1997. Shonac's statement of income was derived from its historical

                       VALUE CITY DEPARTMENT STORES, INC.
              PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

statements of income for the years ended January 3, 1998 and January 4, 1997 (copies included with this filing) adjusted for the appropriate number of months needed to present a comparable period with that of the Company. The pro forma adjustments to both income statements reflect the impact of the transaction as if it had occurred on August 4, 1996.

These pro forma condensed consolidated financial statements have been prepared for information purposes only and are not necessarily indicative of the future financial position or future results of the Company's operations or of the financial position or results of operations of the Company that would have actually occurred had the transaction been in effect as of the date or for the periods presented. The accompanying pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements of the Company and the historical financial statements of Shonac included with this filing.

                       VALUE CITY DEPARTMENT STORES, INC.
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                AS OF MAY 2, 1998
                                   (unaudited)
                                 (In thousands)

                                                        Historical
                                            ----------------------------------
                                            Value City
                                            Department     Valley    Shonac      Pro Forma     Pro Forma
                                           Stores, Inc.     Fair    Corporation  Adjustments  Consolidated
                                            ---------    ---------   ---------   -----------  ------------
                                                                                  (Note 1)
ASSETS


Current assets:
   Cash and equivalents                     $  43,359    $  12,019                $ (35,272)   $  20,106
   Accounts receivable, net                     4,269          741   $   2,737       (2,180)       5,567
   Inventories                                254,821            8      97,160         --        351,989
   Other current assets                        16,545          220       7,223         (101)      23,887
                                            ---------    ---------   ---------    ---------    ---------
        Total current assets                  318,994       12,988     107,120      (37,553)     401,549

Property and equipment, net                   147,185        3,124   $  15,935       (2,199)     164,045
Other assets                                   17,857        1,675       2,501       10,718       32,751
Goodwill and tradenames                          --           --          --         42,810       42,810
                                            ---------    ---------   ---------    ---------    ---------

     Total assets                           $ 484,036      $17,787   $ 125,556    $  13,776    $ 641,155
                                            =========    =========   =========    =========    =========


LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable                         $  86,946    $     178   $  43,404    $    (155)   $ 130,373
   Accounts payable to affiliates              15,356         --           108       (1,439)      14,025
   Notes payable, bank                           --           --        20,200      (20,200)        --
   Accrued expenses                            43,184        1,477       6,260       (1,330)      49,591
   Current maturities of
     long-term obligations                      2,199         --           --          --          2,199
                                             --------    ---------   ---------    ---------    ---------
        Total current liabilities             147,685        1,655      69,972      (23,124)     196,188

Long-term obligations, net of
   current maturities                          55,700         --           --       108,100      163,800
Deferred income taxes and
   other noncurrent liabilities                 4,027           29         487         --          4,543

Shareholders' equity
   Common shares                              111,971          102        --           (102)     111,971
   Contributed capital                         11,428            6         675         (681)      11,428
   Retained earnings                          156,887       15,995      54,422      (70,417)     156,887
   Deferred compensation
     expense, net                                (833)        --          --           --           (833)
   Treasury shares, at cost                    (2,829)        --          --           --         (2,829)
                                            ---------    ---------   ---------    ---------    ---------
        Total shareholders' equity            276,624       16,103      55,097      (71,200)     276,624
                                            ---------    ---------   ---------    ---------    ---------
        Total liabilities and
           shareholders' equity             $ 484,036      $17,787   $ 125,556    $  13,776    $ 641,155
                                            =========    =========   =========    =========    =========


See notes to the pro forma condensed financial statements.

                       VALUE CITY DEPARTMENT STORES, INC.
              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE NINE MONTHS ENDED MAY 2, 1998
                                   (unaudited)
                    (in thousands, except per share amounts)

                                                        Historical
                                      --------------------------------------------
                                         Value City
                                         Department        Valley         Shonac        Pro Forma     Pro Forma
                                         Stores, Inc.       Fair        Corporation    Adjustments   Consolidated
                                          -----------    -----------    -----------    -----------    -----------
                                                                                       (Note 2)

Net owned sales                           $   822,401                   $   247,421                   $ 1,069,822

Cost of sales                                (521,916)                     (150,669)   $       675       (671,910)
Selling, general and
   administrative expenses                   (292,024)   $    (3,640)       (88,268)        16,958       (366,974)
License fees from affiliates
   and other operating income (expense)        21,589          4,338          1,109        (15,232)        11,804
                                          -----------    -----------    -----------    -----------    -----------
   Operating profit                            30,050            698          9,593          2,401         42,742
Interest expense, net                          (1,996)           202           (736)        (7,013)        (9,543)
Gain (loss) on disposal of assets, net          1,605          3,924            (53)        (3,924)         1,552
Equity in loss of joint venture                  (918)          --             --             --             (918)
                                          -----------    -----------    -----------    -----------    -----------
Income  before provision
     for income taxes                          28,741          4,824          8,804         (8,536)        33,833

Provision for income taxes                    (11,309)        (1,978)        (3,068)         2,047        (14,308)
                                          -----------    -----------    -----------    -----------    -----------
Net income                                $    17,432    $     2,846    $     5,736    $    (6,489)   $    19,525
                                          ===========    ===========    ===========    ===========    ===========


Weighted average shares outstanding            31,931                                                      31,931

Weighted average shares outstanding
   including common stock equivalents          32,155                                                      32,155

Basic earnings per share                  $      0.55                                                 $      0.61

Diluted earnings per share                $      0.54                                                 $      0.61


See notes to the pro forma condensed financial statements.

                       VALUE CITY DEPARTMENT STORES, INC.
              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                    FOR THE FISCAL YEAR ENDED AUGUST 2, 1997
                                   (unaudited)
                    (in thousands, except per share amounts)

                                                       Historical
                                        ------------------------------------------
                                         Value City
                                         Department       Valley          Shonac                Pro Forma       Pro Forma
                                         Stores, Inc.      Fair         Corporation           Adjustments     Consolidated
                                          -----------    -----------    -----------           ------------    -------------
                                                                                              (Note 2)

Net owned sales                           $ 1,073,399                   $   272,587                           $ 1,345,986

Cost of sales                                (697,822)                     (161,393)           $       900       (858,315)
Selling, general and
   administrative expenses                   (385,511)   $    (4,473)       (96,767)                18,757       (467,994)
License fees from affiliates
   and other operating income (expense)        20,447          5,484           (308)               (18,570)         7,053
                                          -----------    -----------    -----------            -----------    -----------
   Operating profit                            10,513          1,011         14,119                  1,087         26,730

Interest expense, net                          (5,126)           346           (836)                (9,306)       (14,922)
Amortization of excess net
   assets over cost                               927           --             --                      --             927
Gain (loss) on disposal of assets, net            161           --             (135)                   --              26
                                          -----------    -----------    -----------            -----------    -----------
Income before provision
   for income taxes                             6,475          1,357         13,148                 (8,219)        12,761

   Provision for income taxes                  (2,524)          (556)        (5,543)                 3,227         (5,396)
                                          -----------    -----------    -----------            -----------    -----------

Net income                                $     3,951    $       801    $     7,605            $    (4,992)   $     7,365
                                          ===========    ===========    ===========            ===========    ===========


Weighted average shares outstanding            31,740                                                              31,740

Weighted average shares outstanding
   including common stock equivalents          32,017                                                              32,017

Basic earnings per share                  $      0.12                                                         $      0.23

Diluted earnings per share                $      0.12                                                         $      0.23


See notes to the pro forma condensed financial statements.

                       VALUE CITY DEPARTMENT STORES, INC.
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)
                                 (in thousands)

NOTE 1

The pro forma adjustments to the condensed consolidated balance sheet reflect the purchase of Shonac and Valley Fair, the elimination of assets and liabilities not acquired, the allocation of the pro forma purchase price to the assets acquired and liabilities assumed based on the fair market value at date of acquisition, and the elimination of intercompany balances.

                                                            Pro Forma
                                    Balances Not          Purchase Price      Intercompany
                                      Acquired              Allocation          Balances       Total
                                    ------------          -------------       ------------  ----------
     ASSETS

Cash and equivalents                 $(11,887)              $(23,385) (a)                     $(35,272)
Accounts receivable, net                 (741)                                 $(1,439) (c)     (2,180)
Inventories                              (101)                                                    (101)
Property and equipment                 (2,199)                                                  (2,199)
Other assets                           (1,590)                12,308  (b)                       10,718
Goodwill and tradenames                                       42,810  (b)                       42,810
                                    ---------               --------           -------        --------
                                      (16,518)                31,733            (1,439)         13,776
                                    ---------               --------           -------        --------

LIABILITIES & EQUITY

Accounts payable                         (155)                                                $   (155)
Accounts payable to affiliates                                                  (1,439) (c)     (1,439)
Notes payable                                                (20,200) (a)                      (20,200)
Accrued expenses                       (1,330)                                                  (1,330)
Long-term obligations                                        108,100  (a)                      108,100
Common stock                             (102)                                                    (102)
Additional paid in capital               (681)                                                    (681)
Retained earnings                     (70,417)                                                 (70,417)
                                    ---------               --------           -------        --------
                                      (72,685)                87,900            (1,439)         13,776
                                    ---------               --------           -------        --------
Total                                $(56,167)               $56,167           $     0        $      0
                                     ========               ========           =======        ========


(a) The pro forma purchase price of $108.4 million was funded by $20.5 million in cash provided by operations and $87.9 million from the Company's new $185.0 million three-year unsecured revolving bank credit facility. In conjunction with the acquisition, the Company replaced its $100 million credit facility (with no direct borrowings outstanding) and Shonac's $30.0 million facility (with $20.2 million direct borrowings outstanding) with the new $185.0 million credit facility. The facility has a three year term and generally bears interest at a floating rate of LIBOR plus 1.5%. The interest rate on $40.0 million has been locked in at a fixed annual rate of 7.395% for a three-year period under

                       VALUE CITY DEPARTMENT STORES, INC.
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)
                                 (in thousands)

     a SWAP agreement. The terms of the credit facility require the Company to comply with certain restrictive covenants and financial ratio tests; maintain minimum consolidated tangible net worth and consolidated total debt to consolidated adjusted earnings before interest, taxes, depreciation and amortization ratios; and, limits the amount of annual capital expenditures. The Company also paid $2.9 million of costs directly associated with acquiring the new credit facility. These costs were capitalized as other assets in relation to this transaction.

(b) Adjustment to reflect the fair market value of intangible assets acquired including $4.4 million for termination and non-compete agreements between the Company and SSC and Nacht Management, Inc.; $5.0 million for a favorable lease right; $13.9 million for tradenames; and $28.9 million for goodwill. Other assets also includes $2.9 million in capitalized costs relating to acquiring the new credit facility.

(c) To eliminate receivables and payables between the Company and Shonac and Valley Fair resulting from Shonac operating as licensee in all of the Company's shoe departments and the Company operating as licensee in the Valley Fair stores.

                       VALUE CITY DEPARTMENT STORES, INC.
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)
                                 (in thousands)

NOTE 2

The pro forma condensed consolidated statements of income reflect the following adjustments:

                                                                                Other
                                      SSC and               Intercompany      Pro-forma
                                   Nacht Expenses             Balances       Adjustments       Total
                                     --------                 ---------      ----------      ---------

NINE MONTHS ENDED MAY 2, 1998:

Cost of Sales                        $    675   (a)                                            $    675
Selling, general and
   administrative expenses              5,518   (a)          $ 15,103  (b)      (3,663)   (d)    16,958
License fees from affiliates
   and other operating income
   (expense)                             (129)  (a)           (15,103) (b)                      (15,232)
Interest expense, net                    (198)  (a)                             (6,815)   (c)    (7,013)
Gain on disposal of assets, net        (3,924)  (a)                                              (3,924)
Provision for income taxes                (22)  (a)                              2,069    (e)     2,047
                                     --------                 -------        ----------        --------
        Total                        $  1,920                $      0        $  (8,409)        $ (6,489)
                                     ========                ========        =========         ========


FISCAL YEAR ENDED AUGUST 2, 1997:

Cost of Sales                        $    900   (a)                                            $    900
Selling, general and
   administrative expenses              5,075   (a)          $ 18,436  (b)   $  (4,754)   (d)    18,757
License fees from affiliates
   and other operating income
   (expense)                             (134)  (a)           (18,436) (b)                      (18,570)
Interest expense, net                    (219)  (a)                             (9,087)   (c)    (9,306)
Provision for income taxes                (49)  (a)                              3,276    (e)     3,227
                                     --------                 -------        ----------        --------
        Total                        $  5,573                      $0        $ (10,565)        $ (4,992)
                                     ========                ========        =========         ========

(a) To eliminate certain payroll paid to members of the Nacht family and the cost of management and consulting services paid to Nacht Management, Inc. by Shonac as well as certain administrative services provided by SSC to both Shonac and Valley Fair that would not have been incurred had Shonac and Valley Fair been owned and operated by the Company. Also eliminates income and expenses related to portions of Valley Fair's operations that were not included as part of the acquisition.

(b) To eliminate amounts paid by Shonac in the form of license fee income to the Company resulting from Shonac operating as licensee in all of the Company's shoe departments and to eliminate amounts paid by the Company to Valley Fair resulting from the Company operating as licensee in the two Valley Fair stores.

                       VALUE CITY DEPARTMENT STORES, INC.
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)
                                 (in thousands)

(c) To record additional interest costs related to the new bank agreement entered into as a result of the purchase of Shonac. In conjunction with the acquisition, the Company replaced its $100.0 million credit facility and Shonac's $30.0 million facility with a new $185.0 million unsecured revolving credit facility. The facility has a three year term and generally bears interest at a floating rate of LIBOR plus 1.5%. The interest rate on $40.0 million has been locked in at a fixed annual rate of 7.395% for a three year period under a SWAP agreement. Also included in interest expense is a $75,000 annual fee for the credit facility and $0.9 million per year amortization in relation to the $2.9 million of direct costs capitalized in association with acquiring the new credit facility.

(d) To record amortization of termination and non-compete agreements between the Company and SSC and Nacht Management, Inc. over the 4 year contract term, amortization of the favorable lease over its estimated life of 28.5 years and amortization of goodwill and tradenames over their estimated lives of 15 years. Also records building rental expense on one Valley Fair store. The building was owned by Valley Fair but was not acquired by the Company in the acquisition; instead, the Company entered into a lease for use of the building.

(e) To record the income tax provision associated with the pro forma adjustments at the marginal tax rate of 42.3%.